Exhibit 99.1

Contact:	Contact:	Contact:
	Trans World Entertainment	The MWW Group
	John J. Sullivan	Rich Tauberman
	EVP, Chief Financial Officer	rtauberman@mww.com
	(518) 452-1242 ext. 7400	(201) 507-9500

38 Corporate Circle
Albany, NY 12203

www.twec.com		NEWS RELEASEE

TRANS WORLD ENTERTAINMENT REPORTS A 2% COMPARABLE STORE

SALES INCREASE FOR THE HOLIDAY SEASON

Albany, NY, January 5, 2005 — Trans World Entertainment Corporation (NASDAQ: TWMC), a leading retailer of entertainment products, today reported a comparable store sales increase of 2% for the five-week period ended January 1, 2005.  For the nine-week period ended January 1, 2005, comparable store sales increased 1%.  The Company operated 851 stores this year compared to 931 stores last year.  Total sales for the five-week period decreased 4% to $312 million compared to $326 million for the same period last year.  Total sales for the nine-week period were $426 million compared to $451 million for the same period last year, a decrease of 6%.

“Our sales results during the holiday season were in line with our expectations,” commented Robert J. Higgins, Chairman and Chief Executive Officer of Trans World Entertainment. “Based on our sales performance, we are maintaining our 2004 earnings per share projections of $1.02 to $1.07 per share.”

For the eleven-month period ended January 1, 2005, comparable store sales increased 1%. Total sales for the period increased 3% to $1.277 billion compared to $1.240 billion during the same period last year.

Trans World will host a teleconference call today, Wednesday, January 5, 2005, at 10:00 AM ET to discuss the holiday sales results. Interested parties can listen to the simultaneous webcast on the Company’s corporate website, www.twec.com.

Trans World Entertainment is a leading specialty retailer of music and video products.  The Company operates retail stores in 47 states, the District of Columbia, the U.S. Virgin Islands, Puerto Rico and e-commerce sites, www.fye.com, www.wherehouse.com, www.coconuts.com and www.secondspin.com.  In addition to its mall locations, operated primarily under the FYE brand, the Company also operates freestanding locations under the names Coconuts Music and Movies, Strawberries Music, Wherehouse, CD World, Spec’s, Second Spin  and Planet Music.

Certain statements in this release set forth management’s intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements.  Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.